UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

March 29, 2024
Date of Report (date of earliest event reported)

HAGERTY, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-40244	86-1213144
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

121 Drivers Edge
Traverse City, Michigan 49684
(Address of principal executive offices and zip code)

(800) 922-4050
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	HGTY	The New York Stock Exchange
Warrants, each whole warrant exercisable for one share of Class A common stock, each at an exercise price of $11.50 per share	HGTY.WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors: Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

New Form of Performance Restricted Stock Unit Award Agreement

On March 29, 2024, the members of the Talent, Culture, and Compensation Committee (the "Committee") of the Board of Directors (the "Board") of Hagerty, Inc. (the "Company"), pursuant to the authority delegated to it by the Board, adopted a new form of Performance Restricted Stock Unit Award Agreement (the "PRSU Agreement") to be used for awards of performance restricted stock units ("PRSUs") to executive employees under the Hagerty, Inc. 2021 Stock Incentive Plan.

The PRSU Agreement consists of awards of performance restricted stock units with respect to the Company's Class A Common Stock that will be eligible to vest subject to satisfaction of both performance-based and time-based vesting conditions. The performance-based vesting condition will be satisfied contingent upon the Company’s level of performance over the designated performance period (the "Performance Period") as measured against the target performance goals for the Performance Period (the "Performance Target"), each as determined by the Committee. Following the end of the Performance Period, the Committee will determine the applicable attained performance levels with payout percentages ranging from 35% to 200% (each, a "Payout Percentage") of the target number of PRSUs awarded. In the event of a Change in Control (as defined in the PRSU Agreement) before the end of a scheduled Performance Period, the Committee retains discretion to end the Performance Period early and measure performance levels as of a revised measurement date.

The time-based vesting condition will be satisfied by continued employment with the Company through the date on which the Committee determines the level of performance attained during the Performance Period (a "Determination Date"), which will typically occur during the first calendar quarter following the end of the Performance Period. In the event of a Change in Control before a Determination Date where the PRSUs are not continued by the acquiring entity, the time-based vesting condition will be satisfied by continued employment with the Company through the date of the Change of Control. If a holder's employment with the Company ends as a result of their death, disability or qualified retirement (each as defined in the PRSU Agreement), (i) the time-based vesting condition will be satisfied with respect to a pro-rata number of PRSUs, and (ii) the holder will be eligible to vest a pro-rata number of PRSUs based upon the applicable attained performance level for that portion of the Performance Period preceding the date of the qualifying termination.

When both the time-based and performance-based vesting conditions are satisfied, the PRSU holder will be entitled to receive that number of shares of the Company's Class A Common Stock, if any, determined by multiplying the aggregate number of PRSUs subject to the applicable PRSU Agreement by the applicable Payout Percentage that corresponds to the level of achievement of the performance goals pursuant to the payout formula approved by the Committee.

Awards of PRSUs to Named Executive Officers

On April 1, 2024, the Company’s Board of Directors approved PRSU awards under the Stock Incentive Plan to its named executive officers in the target amounts set forth in the table below (the "PRSU Awards").

Named Executive Officer	Target Number of PRSUs

McKeel Hagerty, Chief Executive Officer	92,896
Collette Champagne, Chief Administrative and Human Resources Officer	24,590

The PRSU Awards were made pursuant to the terms of the PRSU Agreement. The PRSUs are eligible to vest with respect to up to 200% of the target number, based on the Company’s achievement of the adjusted operating income target goals approved by the Committee for the three-year performance period commencing on January 1, 2024. The number of PRSUs that are actually earned and eligible to vest will be determined based on the applicable Payout Percentage for the level of performance attained during the Performance Period and the executive’s satisfaction of the time-based vesting condition.

The foregoing description is a summary only of material terms of the PRSU Awards and PRSU Agreement and does not purport to be complete and is qualified in its entirety by reference to the full text of the PRSU Agreement filed herewith as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Form of Performance Restricted Stock Unit Award Agreement pursuant to the Hagerty, Inc. 2021 Stock Incentive Plan.
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAGERTY, INC.

/s/ Diana M. Chafey
Date: April 1, 2024	Diana M. Chafey
Chief Legal Officer and Corporate Secretary